UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2008

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3680 Victoria St. North, Shoreview, Minnesota		55126-2966
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (651) 483-7111
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On August 6, 2008, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 18, 2008 (the “Merger Agreement”), between Deluxe Corporation (“Deluxe”), Deluxe Business Operations, Inc., a wholly owned subsidiary of Deluxe (“Operating Sub”), Helix Merger Corp., a wholly owned subsidiary of Operating Sub (“Merger Sub”), and Hostopia.com Inc. (“Hostopia”), the parties completed the merger (the “Merger”) in which Merger Sub merged with and into Hostopia, with Hostopia as the surviving corporation. As a result of the Merger, Hostopia became an indirect wholly owned subsidiary of Deluxe.
     Pursuant to the Merger Agreement, each share of Hostopia common stock issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive CAD $10.55 in cash, without interest. The transaction is valued at approximately CAD $124 million.
     This description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.
     Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
2.1	Agreement and Plan of Merger, dated as of June 18, 2008, by and among us, Deluxe Business Operations, Inc., Helix Merger Corp. and Hostopia.com Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Commission on June 23, 2008)

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 7, 2008

DELUXE CORPORATION
/s/ Anthony C. Scarfone
Anthony C. Scarfone
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 18, 2008, by and among us, Deluxe Business Operations, Inc., Helix Merger Corp. and Hostopia.com Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Commission on June 23, 2008)